Exhibit 3.1.8

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
HYPERDYNAMICS CORPORATION

Hyperdynamics Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST:

This certificate of amendment (the “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation of Hyperdynamics Corporation (the “Certificate of Incorporation”), filed with the Secretary of State of the State of Delaware.

SECOND:	Section (a) of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(a)    The aggregate number of shares of common stock which the corporation shall have the authority to issue is 87,000,000 shares of common stock, par value $.001 per share. No share of common stock shall be issued until it has been paid for and it shall thereafter be non-assessable.”

THIRD:	The foregoing amendment to the Certificate of Incorporation was duly approved by the board of directors of the Company (the “Board”).

FOURTH:

Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

FIFTH:	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

SIXTH:	This Certificate of Amendment shall be effective on and as of the date of its filing with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by a duly authorized officer of the Company as of November 29, 2016.

HYPERDYNAMICS CORPORATION

By:	/s/ David G. Gullickson
	Name:	David G. Gullickson
	Title:	Corporate Secretary